Free Writing Prospectus

Dated February 9, 2010

Filed Pursuant to Rule 433(d)

Registration No. 333-149075

Registration No. 333-149075-04

Carmax Auto Owner Trust/CARMX 2010-1 $470m **PRICING DETAILS**

Public Offering Non-TALF

LEADS: Wells/BAML 100% POT

Co: Class A/B JP Class A Barc

CL	SIZE MM	WAL	S/F	PWIN	LGL	BENCH	Lvl	Yield	Coupon	$
A1	$109.000	0.32	F-1+/A-1+	3/10-10/10	2/15/11	iLr	0	0.27441	0.27441	100
A2	110.000	1.05	AAA/AAA	10/10-08/11	11/15/12	EDSF	27	0.834	0.83	99.99734
A3	142.000	2.20	AAA/AAA	8/11-02/13	7/15/14	iSwp	33	1.572	1.56	99.98516
A4	69.050	3.48	AAA/AAA	2/13-01/14	4/15/15	iSwp	45	2.416	2.40	99.98692
B	31.725	3.91	A/A	1/14-01/14	12/15/15	iSwp	160	3.785	3.75	99.98013
C	8.225	3.91	BBB+/BBB-	1/14-01/14	8/15/16	iSwp	275	4.935	4.88	99.98230

PRICING SPEED:	1.30% ABS
ERISA ELIGIBLE?:	Yes.	ALL NOTES ARE FIXED RATE.
TALF ELIGIBLE?	No
SETTLES:	Friday Feb 19
FIRST PAY:	3/15/10
Wells B&D

--—Disclaimer--—

Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries. If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the prospectus and other documents the issuer has filed with the SEC, and (iii) you may obtain these documents from your sales rep, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales rep for the complete disclosure package. In Japan, see: www.wachovia.com/wfsjb2